Exhibit 10.1

THE TJX COMPANIES, INC.

FORM OF PERFORMANCE SHARE UNIT AWARD

GRANTED UNDER STOCK INCENTIVE PLAN

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This certificate evidences an award (the “Award”) of performance share units (“PSUs”) granted to the grantee named below (“Grantee”) under the Stock Incentive Plan (the “Plan”) of The TJX Companies, Inc. (the “Company”). The Award is subject to the terms and conditions of the Plan, the provisions of which, as from time to time amended, are incorporated by reference in this certificate. Terms defined in the Plan are used in this certificate as so defined; terms not defined in the Plan shall have the meanings specified herein.

The Award consists of the right to receive, on the terms provided herein and in the Plan, one share of Stock with respect to each performance share unit forming part of the Award, subject to adjustment pursuant to Section 3 of the Plan.

1.	Grantee:	[ ]

2.	Target Number of PSUs Subject to the Award:	[ ]

3.	Date of Award:	[ ]

4.	Vesting and Settlement of Award: Except as provided in Section 5, the Award shall become earned and shall vest, if at all, as to the target number of PSUs multiplied by the product of the percentage determined under Section 4(a) (Performance conditions) multiplied by the percentage determined under Section 4(b) (Service conditions):

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As soon as practicable and in all events within [                ] days following the applicable Settlement Date, the Company shall transfer to Grantee (or, if Grantee has died, to Grantee’s Beneficiary) the shares of Stock underlying the portion of the Award that has become earned and vested hereunder.

5.	Change of Control: Upon the occurrence of a Change of Control occurring while any portion of the Award is outstanding, the following provisions shall apply:

a)	Upon consummation of the Change of Control, if the Committee does not provide for Rollover Awards as described in Section 5(b) below, the Award to the extent outstanding immediately prior to consummation of the Change of Control shall be deemed earned and vested on the basis that each of the Section 4(a) percentage and the Section 4(b) percentage was, as of immediately prior to consummation of the Change of Control, one hundred percent (100%).

b)	The Committee in its discretion may, but shall not be required to, provide in connection with the Change of Control that, in lieu of the acceleration described in Section 5(a) above, the Award (including for purposes of this Section 5(b) any replacement award or any arrangement involving stock, cash or other property into which the Award may be converted or for which it may be exchanged in connection with the Change of Control) (the Award or any such replacement award or other arrangement, the “Rollover Award”) shall be continued on such terms and conditions as the Committee considers appropriate in the circumstances to reflect the transaction, subject to the following provisions of this Section 5(b). With respect to any Rollover Award, in lieu of the application of Section 5(a) above, (i) the Section 4(a) percentage shall at all times from and after the Change of Control be deemed to be one hundred percent (100%), and (ii) Section 4(b) shall be applied without modification except that in the event of and upon the qualifying termination of Grantee’s employment occurring upon or within twenty-four months following the Change of Control, the Section 4(b) percentage shall not be less than one hundred percent (100%).

For purposes of this Section 5(b), “qualifying termination” shall mean either of the following: (i) an involuntary termination (other than for Cause) by the Company or a Subsidiary of Grantee’s employment with the Company and its Subsidiaries (including any successors thereto or affiliates of such successor) or (ii) a termination of Grantee’s employment by reason of death or Disability. If immediately prior to the Change of Control, Grantee is party to an employment, severance or similar agreement with the Company or a Subsidiary, or is eligible to participate in a Company plan, in each case that has been approved by the Committee and that provides for severance or similar benefits upon a voluntary termination for “good reason” in connection with a change of control of the Company, a “qualifying termination” for purposes of this Section 5(b) shall also include a voluntary termination by Grantee for “good reason” (as defined in the applicable agreement or plan).

As soon as practicable and in all events within [                ] days following the applicable Settlement Date the Company shall transfer to Grantee (or, if Grantee has died, to Grantee’s Beneficiary) the shares of Stock underlying the earned and vested portion of the Award; it being understood that if the Settlement Date is the Change of Control, the Company shall transfer such shares of Stock immediately prior to the consummation of such Change of Control. All references to the Committee in this Section 5 shall be construed to refer to the Committee as constituted and acting prior to consummation of the Change of Control. For the avoidance of doubt, no Committee action permitted by this Section 5 will be treated as an action requiring Grantee’s consent under Section 10 of the Plan.

6.	Termination of Employment: Subject to the provisions of Section 5, in the event of the termination of the employment of Grantee with the Company and its Subsidiaries for any reason prior to the earlier of the Certification Date and the consummation of a Change of Control:

a)	one hundred percent (100%) of the Award, less the percentage of the Award described in Section 4(b), shall be immediately and automatically forfeited upon termination of employment; and

b)	if greater than zero percent (0%), the percentage of the Award described in Section 4(b) shall (except in the event of termination due to death or Disability) remain eligible to be earned (and shall be earned, if at all) on the first to occur of (i) the consummation of the Change of Control, by applying one hundred percent (100%) as the relevant Section 4(a) percentage or (ii) the Certification Date, by applying as the relevant Section 4(a) percentage the percentage (if greater than zero) then certified by the Committee, provided that any such portion of the Award that is not earned on the Certification Date and that has not previously been forfeited shall be immediately and automatically forfeited on the Certification Date. In the event of the termination of the employment of Grantee with the Company and its Subsidiaries by reason of death or Disability occurring prior to the earlier of the Certification Date and the consummation of a Change of Control, the percentage of the Award described in Section 4(b) shall be earned as of immediately prior to such termination by applying one hundred percent (100%) as the relevant Section 4(a) percentage.

With respect to any Rollover Award under Section 5(b), in the event of the termination of the employment of Grantee with the Company and its Subsidiaries prior to [                ], the portion of the Rollover Award that is not then earned and vested (determined after giving effect to any vesting provided in Section 4(b) or 5(b)) shall be immediately and automatically forfeited. Notwithstanding the foregoing, upon a termination of Grantee’s employment for Cause (as defined in the Plan) all portions of the Award then outstanding, whether vested or unvested and whether or not earned, shall immediately and automatically be forfeited and cancelled in their entirety.

7.	Additional Forfeiture Conditions:

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8.	Certain Definitions: For purposes of this Award, the following definitions shall apply:

a)	“Beneficiary”: the beneficiary or beneficiaries designated by Grantee in writing, any such designation to be in such form, and delivered prior to Grantee’s death to such person at the Company, as may be specified by the Company, or, in the absence of any surviving beneficiary so designated, the legal representative of Grantee’s estate.

b)	“Certification Date”: as defined in Section 4(a) above

c)	“Performance Period”: [ ]

d)	“Rollover Award”: as defined in Section 5(b) above.

e)	“Section 409A”: Section 409A of the Code.

f)	“Settlement Date”: the date on or following and by reference to which any vested performance share units subject to an Award are to be settled, if at all, in whole or in part, through the delivery of shares of Stock. [ ]

For the avoidance of doubt, in determining Grantee’s entitlements, if any, under this Award, all determinations related to Grantee’s termination of employment (including, but not limited to, the reason therefor) shall be made in accordance with Plan terms (including, but not limited to, Section 9 of the Plan or any successor provision).

9.	Rights as Shareholder: Grantee shall have no voting or other shareholder rights in respect of any share of Stock subject to the Award solely by reason of the granting or holding of the Award. Grantee shall have the rights of a shareholder, including without limitation dividend rights, only as to those shares of Stock, if any, that are actually delivered under the Award.

10.	Unsecured Obligation; No Transfers: The Award is unfunded and unsecured, and Grantee’s rights to any shares of Stock or other property (including cash) hereunder shall be no greater than those of an unsecured general creditor of the Company. The Award may not be assigned, transferred, pledged, hypothecated or otherwise disposed of, except for disposition at death as provided above, and will automatically lapse and be forfeited upon any attempt at any such assignment, transfer, pledge, hypothecation or other disposition.

11.	Section 409A: The Award and the Dividend Equivalent Payment, if any, described in Section 13 below are intended to constitute arrangements that qualify for exemption from the requirements of Section 409A and shall be construed accordingly. Notwithstanding the foregoing, neither the Company, nor any other person acting on behalf of the Company, will be liable to Grantee or any other person by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to the Award or the Dividend Equivalent Payment by reason of the failure of the Award or the Dividend Equivalent Payment to satisfy the applicable requirements of Section 409A in form or in operation.

12.	Withholding: Grantee shall, no later than the date as of which any shares of Stock or other amounts provided hereunder first become includable in the gross income of Grantee for U.S. Federal or other income tax purposes or as wages subject to employment taxes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any national, federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company in its discretion may, but need not, satisfy any withholding obligation by withholding a portion of the shares of Stock to be delivered to Grantee hereunder up to the maximum extent permitted under the Plan.

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Dividend Equivalent Payment: Upon the delivery of any shares of Stock in respect of any vested performance share units subject hereto, Grantee shall be entitled to a cash payment by the Company in an amount equal to the amount that Grantee would have received, if any, as a regular cash dividend had Grantee held such shares of Stock from the Date of Award to the date such shares of Stock are delivered hereunder, less all applicable taxes and withholding obligations. Any such payment shall be paid, if at all, without interest on the date such shares of Stock are delivered hereunder.

14.	Additional Provisions: If, at or after the time of grant or vesting of the Award or while holding or selling Stock received under the Plan, Grantee resides or works in, or moves to or otherwise becomes subject to the laws of or Company policies with respect to, the countries or jurisdictions listed below, the following additional provisions, as applicable, shall apply to Grantee:

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15.	Governing Law and Forum: Grantee acknowledges that the Plan is administered in the United States and the terms and conditions of this certificate shall be governed by and interpreted, construed, and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to its or any other jurisdiction’s conflicts of laws provisions. For purposes of resolving any dispute that may arise directly or indirectly from this certificate, the parties hereby submit and consent to the exclusive jurisdiction of the Commonwealth of Massachusetts in the United States and agree that any litigation shall be conducted only in the United States District Court for the District of Massachusetts or a court of the Commonwealth of Massachusetts.

16.	Other: By signing this Award in the space indicated below, Grantee hereby acknowledges and agrees as follows: (i) that Grantee has received the Plan text and will become a party to and be subject to the terms of the Plan; (ii) that Grantee’s abovementioned participation is voluntary and that Grantee has not been induced to participate by expectation of employment or continued employment; and (iii) that Grantee has reviewed the terms and conditions set forth in this certificate and that this Award shall be deemed to satisfy fully any entitlement to receive a grant or grants of any stock options, stock awards or other equity-based awards that Grantee may have under an employment or similar agreement, including but not limited to an offer letter or other contract for employment, a restrictive covenant or similar agreement, or any other agreement with, or a policy or practice of, the Company or its Subsidiaries in effect on the Date of Award.

THE TJX COMPANIES, INC.

BY:

Agreed:    ______________________________

Date: